                                                                   EXHIBIT 10.15

                        CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS "* * *." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               ALLIANCE AGREEMENT
                       **********************************

         This Alliance Agreement (this "Agreement") is entered into as of May 16, 2003 (the "Date of this Agreement") by and between Advanced Technology Materials, Inc., a Delaware corporation on its own behalf and on behalf of its Affiliates ("ATMI"), and Enthone Inc., a Delaware corporation on its own behalf and on behalf of its Affiliates ("Enthone").

                                    RECITALS

         WHEREAS, the parties wish to enter into a strategic alliance relating to certain products and technology for copper electro-chemical deposition, including, without limitation, Enthone's Viaform (R) ECD product line, as well as products and technology for other semiconductor front-end applications, and to the furtherance of other opportunities between the parties generally, all as more fully described herein (the "Alliance").

         NOW THEREFORE in consideration of the promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do mutually agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the definition of Affiliate, the term "control" (including the terms "controlling" and "controlled") means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "CAPPING" shall mean capping and/or barrier metallization based on Enthone's Technology as described in Schedule I as well as any and all developments, enhancements, modifications and improvements thereto.

         "OTHER INTERCONNECT" shall mean any and all Materials, products and services relating to damascene solutions for wafer level interconnect, excluding Viaform ECD, that are owned, licensed or under development by Enthone as of the Effective Date, or developed during the Term, whether by Enthone or jointly by the parties, as well as any developments, enhancements, modifications and improvements relating to any of the foregoing, and, in each case, related services, provided, that, Other Interconnect shall not include Materials, products, services, developments, enhancements, modifications and/or improvements to the extent relating to semiconductor wafer bumping, wafer scale packaging and redistribution, and applications on Schedule N-1.

         "EFFECTIVE DATE" shall mean that date which is thirty (30) days after the Date of this Agreement, unless otherwise agreed in writing by the parties.

         "FRONT-END" shall mean any and all Materials, products and services relating to semiconductor front-end applications (wafer processing that occurs in a clean room), including, but not limited to, Other Interconnect that are owned, licensed, or under development by Enthone as of the Effective Date, or developed jointly by the parties during the Term, as well as any developments, enhancements, modifications and improvements relating to any of the foregoing, and, in each case, related services, provided, that, Front-End shall not include Materials, products, services, developments, enhancements, modifications and/or improvements to the extent relating to semiconductor wafer bumping, wafer scale packaging and redistribution, and applications on Schedule N-1.

         "INTELLECTUAL PROPERTY" OR "IP" shall mean, collectively, Patents, Trade Secrets, Copyrights, and Trademarks whether arising under the laws of the United States or any other state, country or jurisdiction, now or hereafter existing. For purposes of this Agreement: (i) "Patents" shall mean all classes or types of patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patent rights in all countries of the world that are owned or to the extent licensed by a Person or any of its Affiliates or the extent to which such entities have the right; (ii) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, now or hereafter existing; (iii) "Copyrights" shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title, and interest in related applications and registrations throughout the world, now or hereafter existing; and (iv) "Trademarks" shall mean all right, title and interest in all trademarks and trademark rights arising under common law, state law, federal law or laws of foreign countries, now or hereafter existing.

         "MATERIALS" shall mean any methods, methodologies, processes, documentation, techniques, tools, designs, routines, materials, software, information, procedures, samples, prototypes and data.

         "PERSON" shall mean any individual, firm, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association or organization, trust, government or any department or agency thereof or other entity, and shall include any permitted transferee, successor or assignee (by merger or otherwise) of such entity.

         "PRODUCTS" shall mean Viaform ECD, Other Interconnect resulting from joint development projects, Front-End resulting from joint development projects and any other joint development products.

         "TECHNOLOGY" shall mean Enthone's Intellectual Property and Materials to the extent related to Viaform ECD and/or Front End, including, but not limited to the Patents listed in Schedule I, as of the Effective Date or during the Term of the Agreement, as well as any extensions, continuations, or improvements related thereto.

         "TERM" shall have the meaning set forth in Section 13.1 of this Agreement.

         "VIAFORM ECD" shall mean any and all of Enthone's Materials, products and services relating to copper electro-chemical deposition for wafer level interconnect that are currently marketed, sold or developed under the Viaform trademark, including, but not limited to, those products, services and material specifications listed on Schedule A attached hereto, and Capping, as well as any and all developments, enhancements, modifications, and improvements thereto, owned, licensed or under development by Enthone as of the Effective Date, or developed during the Term whether by Enthone or jointly by the parties, provided, that, Viaform ECD shall not include Materials, products, services, developments, enhancements, modifications and/or improvements to the extent relating to semiconductor wafer bumping, wafer scale packaging and redistribution, and applications on Schedule N-1.

                                   ARTICLE II
                            FEES AND GRANT OF LICENSE

         2.1 Fees. ATMI shall make the following payments to Enthone on the Effective Date by wire transfer of immediately available funds to an account designated by Enthone:

                  (a) In full consideration, and in anticipation of the delivery of the Materials listed on Schedule B by Enthone to ATMI as provided in this Agreement, ATMI shall pay Enthone the amount of $* * * (the "Payment"). The delivery of the Materials shall occur in accordance with the applicable completion dates as set forth in Schedule B hereto for each of the items. Following delivery of each line item to ATMI, ATMI shall provide Enthone with a written acknowledgement in a form reasonably satisfactory to Enthone evidencing ATMI's receipt thereof. Should a material breach occur related to Enthone's obligations in this paragraph, then ATMI shall notify Enthone within 10 business days of ATMI's discovery of such breach, and Enthone shall have 90 days to cure such breach. If the material breach is not cured, Enthone will refund the Payment, provided that nothing in this provision will or is intended to mitigate Enthone's obligation to deliver all material aspects of the Materials listed on Schedule B.

                  (b) In consideration of the grant of the License (as defined below) and other rights granted to ATMI under this Agreement, ATMI shall pay to Enthone the amount of $* * * (the "License Fee"). Such License Fee shall be subject to the provisions of Section 13.4 of this Agreement.

         2.2      Grant of License.

                  (a) Enthone hereby grants to ATMI (i) during the Term an exclusive, royalty-free, worldwide, non-transferable license and right to the Technology to sell, distribute, and otherwise dispose of Products, subject to the terms of this Agreement (the "Exclusive License"), and (ii) after the Term a non-exclusive, royalty-free, worldwide, transferable (subject to Section 13.4(b)(iv)) license and right to the Technology to sell, distribute and otherwise dispose of Products.

                  (b) Enthone hereby grants to ATMI a royalty-free, worldwide, non-exclusive, and during the Term non-transferable (and after the Term transferable) license and right to the Technology as follows:

                  (i) as related to Viaform ECD, ATMI shall have the license and right to use and develop under the Technology;

                  (ii) as related to non-Viaform ECD applications, ATMI shall have license and right to make, use, and develop under the Technology.

                  (c) Notwithstanding the foregoing, Enthone agrees that during the Term Enthone or any of its Affiliates shall use the Technology solely for (1) the purpose of furthering this Agreement (including its right to undertake development projects not accepted by ATMI under Section 4.2(c) of this Agreement), or (2) the purpose of developing non-competitive products in applications other than Viaform ECD or Front-End.

                  (d) Notwithstanding the foregoing, ATMI agrees that during the Term ATMI or any of its Affiliates shall use the Technology solely for (1) the purpose of furthering this Agreement (including its right to undertake development projects not accepted by Enthone under Section 4.2(b) of this Agreement) or (2) the purpose of developing non-competitive products in applications other than Viaform ECD or Front-End, provided that this Agreement will not and is not intended to place any restrictions or encumbrances on any of the Products (including the use thereof) after they are sold or otherwise disposed of. This provision is not intended to mitigate Enthone's warranty obligations and limitations under Section 3.4.

                  (e)      The licenses granted under this Section 2.2(a) and
(b) (collectively the "License") shall be subject to Section 4.2(c) in the event ATMI does not accept an Enthone Project as defined in Section 4.2 (c) and
Section 3.1(d) in the event a Triggering Event occurs.

                                   ARTICLE III
                        MANUFACTURE AND SALE OF PRODUCTS

         3.1      Manufacturing.

                  (a)      Viaform ECD.

                  (i) Exclusive Manufacturing. Subject to the provisions of Sections 3.1(a)(iii) and 3.1(c), Enthone shall manufacture Viaform ECD in sufficient quantities and in conformity with specifications accepted by Enthone to meet ATMI's requirements, based on the forecasts provided by ATMI pursuant to Section 3.1(c) hereof.

                  (ii) Resources. All manufacturing of Viaform ECD by Enthone will be performed at Enthone's West Haven, Connecticut facility, the Meltex facility located at Saitama City, Japan, or such other mutually agreed to facility of Enthone or any Affiliate of Enthone at which Viaform ECD is manufactured from time to time, such agreement not to be unreasonably withheld or delayed. As of the date of this Agreement, Enthone is in the process of adding additional manufacturing capacity and second source disaster recovery capacity, which shall be qualified as soon as reasonably required by one or more customers.

                  (iii) Second Source. Subject to Section 3.1(a)(iv) and the Triggering Events listed in Section 3.1(d), Enthone may utilize ATMI or any third party mutually approved by the parties (such approval not to be unreasonably withheld or delayed) to be a second source manufacturer to manufacture ATMI's additional capacity demands for Viaform ECD.

                  (iv) Additional Capacity. In the event that Enthone intends to use a third party to manufacture demands for Viaform ECD ("Additional Capacity"), Enthone will first offer ATMI the opportunity to manufacture the Additional Capacity before offering the same to any third party; provided, that, this opportunity is based on the assumption that ATMI's manufacturing costs shall be no greater than those incurred by Enthone for the same or similar material. ATMI shall have ten (10) days from the date of such offer by Enthone to accept such offer and if ATMI fails to so accept such offer within such ten (10) day period, Enthone may thereafter use a third party to manufacture the Additional Capacity with the prior written consent of ATMI which consent shall not be unreasonably withheld or delayed.

                  (b) Other Interconnect and Front-End. The parties shall negotiate in good faith for the manufacturing rights related to Products other than Viaform ECD. For any Products manufactured by Enthone and distributed by ATMI, Section 3.1(c) shall apply. If the parties are unable to agree on which party shall manufacture any such Product developed in accordance with Section 4 of this Agreement, the party with the lowest cost of manufacture shall be awarded the right to manufacture. For any Products manufactured exclusively by either party, the manufacturing party shall give the other party a right of first refusal with regard to any such manufacturing prior to using a third party, and the second source provision under Section 3.1(a) and the loss of manufacture rights provision under Section 3.1(d) shall apply.

                  (c)      Details of Manufacture.

                  (i) Forecasts. On or prior to the Effective Date, ATMI will provide to Enthone a forecast of ATMI's quarterly requirements for Products during the period commencing on the Effective Date and ending on December 31, 2003. Thereafter, ATMI will provide to Enthone annual forecasts of ATMI's quarterly requirements for Products during the upcoming calendar year by the last day of December of each year during which this Agreement is in effect. In addition, ATMI will provide to Enthone three (3) month rolling forecasts of ATMI's requirements for Products within five (5) days of the end of each month. All forecasts are for the convenience of the parties and shall not be binding on ATMI, and ATMI shall have no liability for the failure to purchase such forecasted quantity of Products provided, however, that ATMI meets the requirements set forth on Schedule L hereto. Schedule L hereto sets forth the ordering requirements, lead times, shipping terms, notice and cure provisions, inventory requirements and related information with respect to the manufacture and purchase of Products. Enthone shall maintain sufficient component inventory to meet ATMI's forecasted demand within the applicable lead time. None of Enthone or any of its Affiliates shall have any responsibility or other liability for any delays in receipt of Products to the extent such responsibility or liability arose as a result of ATMI's manufacture thereof or failure to maintain required inventory levels, provided, that ATMI's failure is not the result of Enthone's act or failure to act in accordance with its obligations under the Agreement.

                  (ii) Purchase Orders. ATMI shall submit purchase orders to Enthone, which shall include the quantities of and relevant specifications for Products ordered. The terms and conditions of this Agreement shall apply to all purchases of Products from Enthone by ATMI under this Agreement. Attached as Schedule C are ATMI's standard terms and conditions as of the date of the Agreement which ATMI shall provide with the sale or distribution of Products by ATMI, subject to such changes ATMI may make or otherwise agree to from time to time in its reasonable discretion. If ATMI materially revises its standard terms and conditions, it shall provide a written copy to Enthone at least 30 days prior to commercial use thereof. Any terms and conditions set forth in any purchase order, acknowledgment or invoice which are in addition to or differ from those set forth in this Agreement shall not apply as between the parties unless agreed to in writing by both parties. ATMI may modify the terms in any such purchase order (including, but not limited to, quantity, specifications and shipment dates), without charge or liability, upon written notice to Enthone if such notice is given outside of the applicable Product lead time as specified on Schedule L attached hereto. Enthone may, in its reasonable discretion, charge ATMI a fee to cover additional costs incurred by Enthone as a direct result of such purchase order modification if such notice is given within the applicable standard Product lead time as specified on Schedule L attached hereto. In addition, and irrespective of the period of notice, the parties may agree in writing to modify the terms in any such purchase order (including, but not limited to, quantity, specifications and shipment dates), without charge or liability.

                  (iii) Specifications. Manufacture of Products shall be in conformity with the applicable specifications therefor. ATMI will use its commercially reasonable efforts to sell the customer Viaform ECD standard product. The price for Viaform ECD non-standard product shall be determined in accordance with
                           Section 3.2. ATMI will identify Products by Enthone JDE part numbers and identify customer specific requirements separately.

                  (iv) Audit Rights. ATMI and its designee shall have the right, upon reasonable prior written notice during normal business hours (i) to inspect all facilities utilized by Enthone in connection with the manufacture or storage of Products and to examine Products in process of manufacture and testing; and
                           (ii) to examine and copy Enthone's books and records relating to its performance of its obligations hereunder, including, without limitation, all inventory records, purchasing/accounts payable records, work orders, routing sheets and manufacturing cost records; provided, that ATMI shall not be entitled to examine or copy any of books, records or other information of Enthone that identifies or discloses any of Enthone's suppliers except to the extent required to enable ATMI to manufacture Products upon a Triggering Event. All such facility inspections shall be undertaken in a manner that results in the least possible interference with Enthone's business operations at the facility being inspected. All information examined, copied or otherwise learned by ATMI in its exercise of its audit rights hereunder shall be deemed Confidential Information (as hereinafter defined). If a discrepancy is discovered, the other party shall make payment within thirty (30) days, and if the discrepancy exceeds five percent (5%) in favor of the party being audited, the party being audited shall pay the reasonable cost of the audit.

                  (d)      Loss of Manufacture Rights.

                  (i) Triggering Events. Notwithstanding any provision of this Agreement to the contrary, the non-manufacturing party shall have the immediate right and license, upon a Triggering Event, as defined below, to manufacture Products as specified below. Upon the occurrence of a Triggering Event, such manufacturing party (the "Manufacturer") shall provide the other party with the most recent version and any updates of an applicable "Product Manufacture Package" which shall include any and all Materials as may be required by such other party to enable that party's manufacture of the Product including, but not be limited to, manufacturing and characterization SOPs, process flow diagrams, raw material sources, bill of materials, blueprint and as-builts for manufacturing plant and equipment. For the purposes of this Agreement, a "Triggering Event" shall occur if any of the following occur and are not cured as provided in
                           (d)(ii) below:

                                    (1)      * * *

                                    (2)      * * *

                                    (3)      * * *

                                    (4)      * * *

                  (ii) Cure Provisions. The other party shall notify Manufacturer in writing of any Triggering Event. Manufacturer shall have five (5) days (the "Submittal Period") from the date of its receipt of such notice to submit to the other party a corrective action plan intended to cause such Triggering Event to be remedied within sixty (60) days (or such longer period agreed to in writing by the parties) of the end of the Submittal Period (the "Remedy Period"). In the event that the Triggering Event is not cured within the Remedy Period, both parties shall have the non-exclusive right for the remainder of the Term to manufacture the applicable Products that are the subject of the Triggering Event. Notwithstanding the immediately preceding sentence, if the Triggering Event involves Enthone's manufacture of Viaform ECD and Enthone cures the Triggering Event after the expiration of the Remedy Period, Enthone shall, upon written notice to ATMI, again have the exclusive right to manufacture Viaform ECD, provided, that, Manufacturer shall establish, with reasonable commercial certainty, that the circumstances resulting in such Triggering Event no longer exist or have been cured and will not continue to limit Manufacturer's ability to perform in accordance with its obligations under this Agreement. Subject to the preceding sentence, and in the event that Enthone elects to again have the exclusive right to manufacture Viaform ECD, Enthone shall pay to ATMI ATMI's reasonable, direct monetary investment made by ATMI in order to assume the manufacture of Viaform

                           ECD pursuant to this Section 3.1(d)(ii). In the event that Enthone notifies ATMI in writing that Enthone is unable to cure a Triggering Event such that it will again have the exclusive right to manufacture Viaform ECD, the parties agree, with respect to Viaform ECD manufactured by ATMI hereunder, to an equal margin sharing formula of 50/50 for such Viaform ECD in accordance with the last sentence of Section 3.2(b) hereof. In the event the non-manufacturing party has established the capability to manufacture Viaform ECD as the result of a prior Triggering Event, and the Manufacturer cannot cure a subsequent Triggering Event within ten (10) days following the Submittal Period, the non-manufacturing party shall have the right to manufacture Viaform ECD solely for the purpose of addressing the specific customer requirements created by the Triggering Event, but no other rights shall be granted to the non-manufacturing party except pursuant to the prior provisions of this Section 3.1(d).

         3.2      Pricing.

                  (a) Viaform ECD. The provisions of Section 3.2(a) and (b) shall apply to Viaform ECD excluding Capping, and pricing for Capping shall be governed by Section 3.2(c). Enthone agrees to sell Viaform ECD to ATMI pursuant to Section 3.3 hereof at * * *.

                  (b)      Viaform ECD Non-Standard Product. * * *

                  (c)      Other Interconnect and Front-End. * * *

                  (d)      Product Pricing. * * *

         3.3      Sale.

                  (a) Distribution. The parties agree that ATMI shall use commercially reasonable efforts to (i) diligently promote, market, distribute, sell and commercialize the Products on commercially reasonable terms, subject to the provisions of this Agreement, and (ii) fulfill its obligations under Section 3.3(b) of this Agreement. In furtherance of this objective, ATMI shall:

                  (i) Comply with all laws, ordinances, rules and regulations (including, without limitation, those pertaining to health, sanitation, fair trade or consumer protection) enacted by, obtain all licenses and permits required by, and pay all taxes, fees, charges, and assessments imposed by, any governmental authority in connection with its operations hereunder.

                  (ii) Use reasonable efforts to maintain the good name, reputation and prestige of Viaform ECD, the Technology and Enthone.

                  (iii) Accept Viaform ECD warranty returns from customers in accordance with industry standard practices within the semiconductor industry; provided, that, ATMI's obligations hereunder shall be subject to Enthone's obligations in accordance with Section 3.4 below.

                  (iv) Perform such other services and supply such other information related to ATMI's services or operations hereunder as Enthone may from time to time reasonably request.

                  (v) Any representation or warranty, or alteration of Products made by ATMI which is not in accordance with this Agreement or authorization from Enthone, shall be the sole responsibility of ATMI.

                  (b) Infrastructure. ATMI agrees that it shall use its commercially reasonable efforts to take the actions, as specified on Schedule D hereto, related to development of an infrastructure to distribute, sell and commercialize the Products.

                  (c) Audit Rights. Enthone and its designee shall have the right, upon reasonable prior written notice during normal business hours (i) to inspect all facilities utilized by ATMI in connection with the manufacture or storage of Products and to examine Products in process of manufacture and testing; and (ii) to examine and copy ATMI's books and records relating to its performance of its obligations hereunder, including, without limitation, all inventory records, purchasing/accounts payable records, work orders, routing sheets and manufacturing cost records, provided, that Enthone shall not be entitled to examine or copy any books, records or other information of ATMI that identifies or discloses any of ATMI's suppliers except to the extent required to enable Enthone to manufacture Products upon a Triggering Event. All such facility inspections shall be undertaken in a manner that results in the least possible interference with ATMI's business operations at the facility being inspected. All information examined, copied or otherwise learned by Enthone in its exercise of its audit rights hereunder shall be deemed Confidential Information (as hereinafter defined). If a discrepancy is discovered, the other party shall make payment within thirty (30) days, and if the discrepancy exceeds five percent (5%) in favor of the party being audited, the party being audited shall pay the reasonable cost of the audit.

         3.4      Warranties and Remedies.

                  (a)      Scope of Warranty.

                  (i) ENTHONE WARRANTS TO ATMI THAT PRODUCTS DELIVERED HEREUNDER ARE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP AND MEET THE APPLICABLE SPECIFICATIONS THEREFOR. ENTHONE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR THE FITNESS FOR ANY PARTICULAR USE OF ANY PRODUCTS SOLD HEREUNDER, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

                  (ii) In the event any Viaform ECD or other Product manufactured by Enthone, as applicable, fails to meet the warranty set forth in Section 3.4(a) hereof, ATMI may, in its sole discretion and option, (i) require Enthone, at its sole cost and expense, to supply ATMI with a replacement, or (ii) return such non-conforming Products at Enthone's expense and recover from Enthone the order price thereof.

                  (iii) ATMI acknowledges that except as expressly set forth in Section 3.4(a) hereof, neither Enthone nor any other person has made, and ATMI has not relied upon, any warranty or representation, express or implied, with respect to Viaform ECD or other Product, as applicable.

                                   ARTICLE IV
                                  DEVELOPMENTS

         4.1 Generally. In addition to Enthone's obligations under Article V hereof, Enthone agrees that it shall use its commercially reasonable efforts to develop, manufacture and improve the Technology and Products. Without limiting the generality of the foregoing, Enthone agrees that it shall use its commercially reasonable efforts to take the actions, as specified on Schedule D hereto with regards to its development, manufacture and improvement of the Technology and Products and supply of Products.

         4.2      Development Obligations

                  (a)      Generally.

                  (i) Each of the parties agrees to assume its respective development obligations listed in Sections 4.2(b) and
                           (c) below. If the parties agree to enter into a development project with each other, such joint development project shall be conducted pursuant to the terms of a statement of work mutually agreed-upon by the parties at the time of such agreement (a "Statement of Work"). Such Statement of Work shall be in the form of Exhibit A hereto and shall include, among other things, the specific details regarding the responsibilities, rights and obligations of each of the parties, and events constituting a default under the Statement of Work. The parties intend that in the event of any conflict between the terms of this Agreement and the Statement of Work, the terms of the applicable Statement of Work shall apply to such development project.

                  (ii) Neither party will enter into any other agreements or arrangements relating to such joint development project or which may conflict or otherwise impede such party's ability to perform its obligations under the applicable Statement of Work; provided that this restriction will not and is not intended to affect any other agreements or arrangements between ATMI and Enthone or any of the Enthone or ATMI projects, products or agreements set forth on Schedule M and/or Schedule N hereto (the "Existing Projects"), which Existing Projects are not joint development projects and to which the other party shall have no right or interest. The parties acknowledge and agree that each of Enthone and ATMI and their respective Affiliates may pursue each of the Existing Projects alone or with any third parties without being in violation of this Agreement and without notice to the other party or the other party's consent or participation in any form.

                  (iii) The parties intend that the costs related to any such joint development project shall be shared equally by the parties.

                  (iv) If either party defaults in the performance of any material obligation under the applicable Statement of Work, and such failure has not been cured by the defaulting party during the applicable notice period, unless the non-defaulting party agrees otherwise in writing:

                                    (1)      All right, title and interest in
                                    any and all Intellectual Property,
                                    Materials, Products or other developments made under such development project shall automatically transfer to the non-defaulting party, and

                                    (2)      If any Intellectual Property,
                                    Materials, Products or other developments used under such development project are contributed by the defaulting party, a non-exclusive license therein shall automatically transfer to the non-defaulting party.

                           In addition, the defaulting party shall be prohibited from pursuing such development project or any development competitive thereto for a period of two
                           (2) years.

                  (b) ATMI Development Projects. ATMI will offer in writing to work jointly with Enthone on any materials for electro-chemical deposition for wafer-level interconnect and any further developments, enhancements, modifications and improvements related to any development projects accepted under this Section 4.2(b) (each an "ATMI Project"). Enthone shall have thirty
(30) days after receipt of ATMI's written offer to accept such offer on the terms set forth in this Section 4.2(b), unless otherwise agreed to in writing by the parties. If Enthone accepts such ATMI Project, the parties shall conduct such joint development pursuant to the terms of a Statement of Work mutually agreed-upon by the parties. If Enthone does not accept such ATMI Project, ATMI may undertake whatever steps it deems appropriate with regard to such ATMI Project, including, without limitation, pursuing the development project by itself or in conjunction with a third party and shall have the right to develop, manufacture, use, sell, license, transfer, or otherwise deal with such development or product as ATMI deems advisable in its sole and absolute discretion by giving written notice to Enthone, but without any obligation to account to Enthone therefor, provided that ATMI shall not engage any third party with regard to any ATMI Project on terms more favorable than those offered to Enthone

                  (c) Enthone Development Projects. Enthone will offer in writing to work jointly with ATMI on any development or product project relating to Other Interconnect, Front-End and Capping and any further developments, enhancements, modifications and improvements related to any development projects accepted under this Section 4.2(c) (each an "Enthone Project"). ATMI shall have thirty (30) days after receipt of Enthone's written offer to accept such offer on the terms set forth in this Section 4.2(c), unless otherwise agreed to in writing by the parties. If ATMI accepts such Enthone Project, the parties shall conduct such joint development pursuant to the terms of a Statement of Work mutually agreed-upon by the parties. If ATMI does not accept such Enthone Project, Enthone may undertake whatever steps it deems appropriate with regard to such Enthone Project, including, without limitation, pursuing the development project by itself or in conjunction with a third party and shall have the right to develop, manufacture, use, sell, license, transfer, or otherwise deal with such development or product as Enthone deems advisable in its sole and absolute discretion by giving written notice to ATMI, but without any obligation to account to ATMI therefor, provided that Enthone shall not engage any third party with regard to any Enthone Project on terms more favorable than those offered to ATMI.

         4.3 Initial Development Projects. The parties agree that the initial development projects relating to the Alliance, and the obligations of each party relating thereto, shall be as set forth on Schedule E hereto. Each party will use its commercially reasonable efforts to fulfill its obligations relating to such initial development projects in accordance with the applicable Statement of Work.

                                    ARTICLE V
                           SUPPORT AND R&D DEVELOPMENT

         5.1 Application Support. The Parties agree that the respective obligations regarding Product application support and research and development shall be as follows:

                  (a) Initial Obligations. During the first two years after the Effective Date (the "Application Support Period"), Enthone will provide ATMI and its customers with application support relating to the Technology and Products which application support shall include, but not be limited to, the following:

                  -        On-site Process Assistance

                  -        Troubleshooting

                  -        Bath Characterization

                  -        Optimization of Component Concentration

                  -        Optimization of Bath Lifetime

                  -        General On-site Process Development

                  - Product enhancements, modifications, improvements and customization

The application and technical support budget for Enthone for the first year of the Application Support Period shall be $* * * of which ATMI shall pay Enthone the lesser of: (a) * * *% of Enthone's costs for such application support, or
(b) $* * *. The parties acknowledge that the application support budget of $* *
* is based on the assumption that the application support needs of ATMI and its customers for the first year after the Effective Date will not increase relative to such needs in the year prior to the Effective Date. The parties agree to negotiate in good faith any necessary application support budget increases resulting from increased customer demand for Viaform ECD. During the second year of the Application Support Period, the parties will agree to a mutually acceptable budget and will equally share all costs incurred based on such budget in connection with such support. In the event that the parties are unable to agree upon a mutually acceptable budget for the second year (and beyond to the extent contemplated by Section 5.1(b) or (d)) of the Application Support Period, the budget for the immediately preceding year of the Application Support Period as set forth above shall apply during such period.

                  (b) Transition of Support Obligations. The parties agree that, following the second anniversary of the Effective Date, ATMI will provide all application support not based on research and development ("R&D") to customers, subject to Enthone's information transfer obligations under Section 5.1(c) and other support and development obligations under this Agreement. Enthone will have no further application support obligations to either ATMI or its customers as of the second anniversary. However, Enthone agrees to use its commercially reasonable efforts to provide such application support to ATMI and its customers, at the sole cost and expense of ATMI (subject to Section 5.1(c)), in relation to the Products and Technology as ATMI shall reasonably request after the second anniversary of the Effective Date.

                  (c) Information Transfer. In partial consideration of the License Fee, Enthone shall transfer to ATMI during the Application Support Period all information, including Materials (other than those listed on Schedule
B) and know-how relating to the Products and Technology along with any training as may be necessary to enable ATMI to provide application support and related development, modification and customization activities, and such other application support, relating to the Products and Technology internally and to its customers, provided that no such customer shall be provided with any information regarding the Products and/or Technology unless that customer has entered into a confidentiality/non-disclosure agreement which reasonably restricts disclosure of such information. The information transferred shall include, but not be limited to, the information listed on Schedule F hereto and shall be transferred in accordance with the timeframes specified therein.

                  (d) Ongoing Support Obligations. In the event Enthone fails to meet its obligations with regard to such information transfer, ATMI may extend the Application Support Period such that Enthone shall, at its own expense, continue to provide ATMI and its customers with application support relating to the Technology and Products until such information transfer is successfully completed.

                  (e) ATMI Ongoing Support. Notwithstanding any provision to the contrary, nothing in this Agreement will or is intended to preclude or otherwise restrict ATMI's provision of application support and R&D-based support relating to the Products and Technology, provided that any such support provided by ATMI will be at the sole cost of ATMI but will not satisfy or otherwise mitigate Enthone's obligation to provide such support as required under this Agreement.

         5.2 Research & Development Support. At all times during the Term of this Agreement, Enthone shall provide commercially reasonable R&D-based technical support relating to the Products and Technology at its own cost, which shall include maintenance of the Products including resolutions of any major technical issues such as defects as well as developments, enhancements and improvements. R&D support shall include, but not be limited to the following:

                  - Characterization of bath contribution to defect formation, and modification as necessary to reduce or eliminate defects

                  - Modification of bath formulation to meet specific customer performance requirements

                  - Modification of bath formulation to support smaller device features, higher aspect ratios, within wafer uniformity

                  - Modification of bath formulation to meet future regulatory requirements

                  - Modification of bath formulation as required to address raw material shortages or other manufacturing issues.

         5.3 OEM Customer Requests. The parties further agree that during the Term of this Agreement, Enthone may provide further R&D support to semiconductor original equipment manufacturers including shipment of non-commercialized R&D materials, provided that any revenue derived from any such original equipment or tool manufacturer customer shall at all times be governed by the provisions of Section 3.2 of this Agreement.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF ATMI

         ATMI represents and warrants to Enthone as follows as of the Effective Date that:

         6.1      Organization.

         ATMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         6.2      Authorization; Binding Agreement.

         ATMI has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by ATMI have been duly and validly authorized by all necessary corporate action on the part of ATMI, and no other corporate action on the part of ATMI is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby by ATMI. This Agreement has been duly and validly executed and delivered by ATMI. This Agreement constitutes a legal, valid and binding agreement of ATMI, enforceable against ATMI in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

         6.3      Rights.

         ATMI has the right to grant to Enthone the rights purported to be granted by or pursuant to this Agreement and has all other rights necessary for the performance of its obligations under this Agreement without violating any rights of any other party.

         6.4      No Conflict.

         ATMI is not under any obligation or restriction nor will it assume any such obligation or restriction that does or would in any way materially interfere or conflict with its obligations or the rights and licenses granted to Enthone hereunder.

         6.5      Survival.

         All representations and warranties contained in this Article VI, or in
Article VII hereof, shall survive the execution and delivery of this Agreement for a period of one (1) year following the Effective Date.

                                   ARTICLE VII
                    REPRESENTATIONS AND WARRANTIES OF ENTHONE

         Enthone represents and warrants to ATMI as follows as of the Effective Date that:

         7.1      Organization.

         Enthone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         7.2      Authorization; Binding Agreement.

         Enthone has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Enthone have been duly and validly authorized by all necessary corporate action on the part of Enthone, and no other corporate action on the part of Enthone is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby by Enthone. This Agreement has been duly and validly executed and delivered by Enthone. This Agreement constitutes a legal, valid and binding agreement of Enthone, enforceable against Enthone in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

         7.3      Rights.

         Enthone has the right to grant to ATMI the rights purported to be granted by or pursuant to this Agreement and has all other rights necessary for the performance of its obligations under this Agreement without violating any rights of any other party.

         7.4      No Conflict.

         Except as set forth on Schedule G-1 hereto, Enthone is not under any obligation or restriction, nor will it assume any such obligation or restriction that does or would in any way materially interfere or conflict with its obligations or the rights and licenses granted to ATMI hereunder.

         7.5      Patents.

         Schedule I hereto sets forth a complete and correct list of all patents and patent applications owned or licensed by Enthone worldwide and which claim or relate to the Products as of the Effective Date.

         7.6      Rights to Technology.

         To its knowledge, Enthone has good, valid and marketable title to the Technology and Materials related to Viaform ECD, free and clear of encumbrances or liabilities. Other than as specifically stated in this Agreement and the Schedules, no third party, other than ATMI, has any rights to the Technology or Viaform ECD. For purposes of this Section 7.6 and Section 7.7 below, "knowledge" shall be based on Enthone's reasonable investigation and diligence.

         7.7      Intellectual Property.

         To Enthone's knowledge, none of the Technology or Materials related to Viaform ECD, nor the manufacture, use or sale of Viaform ECD infringes upon any third party Intellectual Property, non-disclosure, or other contractual rights. As of the Effective Date Viaform ECD is not infringing, misappropriating or making any unlawful or unauthorized use of any third party Intellectual Property owned, licensed or used by any other Person, and none of Viaform ECD, Technology or Materials related to Viaform ECD have at any time infringed, misappropriated or made any unlawful or unauthorized use of any third party Intellectual Property owned, licensed or used by any other Person. Enthone has never received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of, any third party Intellectual Property related to Viaform ECD owned, licensed or used by any other Person. Except as set forth on Schedule G-2 hereto, Enthone has never received any notice or other communication (in writing or otherwise) of any possible or potential infringement, misappropriation or unlawful or unauthorized use of, any third party Intellectual Property related to Viaform ECD owned, licensed or used by any other Person.

         7.8      Materials.

         Schedule B is an accurate and complete list of the Materials related to the Technology needed by ATMI to enable ATMI to use and sell Viaform ECD in accordance with the specifications and intended applications.

         7.9      Viaform ECD Pricing.

         Enthone's list prices for Viaform ECD are set forth in Schedule A hereto, and Schedule A also completely and accurately reflects the actual selling prices for the year immediately prior to the date of this Agreement, including any special discounts granted to customers.

         7.10     Competitive Interests.

         Schedule O is an accurate and complete list of the Competitive Interests as defined under Section 8.1(a) of this Agreement.

                                  ARTICLE VIII
                              RESTRICTIVE COVENANTS

         8.1      Noncompetition.

                  (a) Technology and Products. During the Term (the "Restrictive Period"), except in furtherance of the Alliance, neither party nor any of its Affiliates shall, directly or indirectly, anywhere in the world (the "Territory") (i) have any financial interest greater than a 50% equity interest in, or aid or assist anyone else in the conduct of any business that develops, manufactures, sells, commercializes or exploits Materials, products or services that compete with the Products commercialized by the parties except as expressly permitted under Sections 4.2(b) or 4.2(c), (ii) on its own develop, manufacture, sell, commercialize or exploit Materials, products or services that compete with the Products commercialized by the parties except as expressly permitted under Sections 4.2(b) or 4.2(c), or (iii) as of the Effective Date, take any additional actions which would cause it to own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest greater than a 5% equity interest in, or aid or assist anyone else in the conduct of any business that develops, manufactures, sells, commercializes or exploits Materials, products or services that compete with the Products commercialized by the parties except as expressly permitted under Sections 4.2(b) or 4.2(c). Schedule O sets forth a list of all entities, ventures and other interests, as of the Effective Date, which Enthone owns, manages, operates, controls or in which Enthone participates in the ownership, management, operation or control of, or to which Enthone is connected as an officer, employee, partner, director or otherwise, or in which Enthone has a financial interest greater than a 5% equity interest, or otherwise aids or assists in the conduct of any business that develops, manufactures, sells, commercializes or exploits Materials, products or services that compete with the Products commercialized by the parties except as expressly permitted under Sections 4.2(b) or 4.2(c) (the "Competitive Interests"). Provided that nothing in this Agreement is intended to preclude or otherwise restrict: (i) a party's or any of its respective Affiliate's ability to make, use, sell and otherwise exploit its products and services in existence as of the Effective Date or any developments, enhancements, modifications and improvements thereto, or (ii) a party's or any of its respective Affiliate's ability to undertake and pursue any of the Existing Projects.

                  (b) The parties hereto acknowledge and agree that any breach of any restrictive covenant contained in this Section 8.1 would cause irreparable injury to the non-breaching party and that the remedy at law for any such breach would be inadequate, and the parties agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief that may be granted in any proceeding which may be brought by a party to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

                  (c)      The parties intend that the covenants of this Section
8.1 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

         8.2      No Representations or Warranties Regarding Products and
Services.

         Neither party shall make any representations or warranties on behalf of the other's products or services which products or services are not subject to this Agreement to any third party without the written permission of the other party, and each shall defend and indemnify the other with respect to any claims arising out of the breach of this provision.

                                   ARTICLE IX
                                 CONFIDENTIALITY

         9.1      Confidential Information.

         During the course of this Agreement, both parties will be given access to information that relates to the Disclosing Party's (as defined below) or its Affiliates' or their respective customers' past, present and/or future research, development, business activities, products, services, Materials and/or technical knowledge; and either (i) has been identified in writing as confidential or (ii) from the circumstances surrounding disclosure should reasonably be understood to be confidential or proprietary (the "Confidential Information").

         9.2      Restrictions.

         As used herein, the party disclosing Confidential Information is the "Disclosing Party" and the party receiving the Confidential Information is the "Recipient". In connection therewith, the following subsections will apply:

                  (a) Confidential Information disclosed by the Disclosing Party may be used by the Recipient only in connection with the purposes of this Agreement or as expressly specified in this Agreement;

                  (b) The Recipient will not, at any time, use or disclose the Confidential Information disclosed by the Disclosing Party in any fashion, form or manner except in furtherance of the purposes of this Agreement or as expressly specified in this Agreement;

                  (c) The parties agree to protect the confidentiality of the Confidential Information disclosed by the Disclosing Party in the same manner that they protect the confidentiality of their own proprietary and confidential information of like kind. Access to the Confidential Information will be restricted to those of the Recipient's partners, principals, officers, employees and personnel engaged in a use permitted hereby on a need-to-know basis;

                  (d) All Confidential Information made available hereunder, including copies thereof, will be returned to the Disclosing Party upon the first to occur of (a) termination of this Agreement or (b) request by the Disclosing Party, except as otherwise expressly specified in this Agreement;

                  (e) Confidential Information shall not include the information (i) which is known to Recipient or in its possession at the time of disclosure as evidenced by written documentation, (ii) independently developed by Recipient without the use of any Confidential Information disclosed by the Disclosing Party as evidenced by written documentation, (iii) acquired by Recipient from a third party which is not to the Recipient's knowledge, under an obligation to the Disclosing Party not to disclose such information, (iv) which is or becomes publicly available through no breach by the Recipient of this Agreement, or (v) which is approved in writing for release by the Disclosing Party. In addition, this Agreement shall not prohibit disclosure of Confidential Information (A) to Recipient's counsel, accountants and similar advisors which are under obligations of confidentiality, (B) to the extent necessary in connection with the enforcement of this Agreement or any related agreement, or
(C) as required by subpoena, court order or other process, by applicable law, rules or regulations or governmental or administrative authorities.

                  (f) In the event the Recipient receives a subpoena, court order or other process requesting Confidential Information, the Recipient (if legally permissible) will provide prompt notice to the Disclosing Party of such receipt. The Recipient will thereafter be entitled to comply with such subpoena, court order or other process to the extent required by law; provided that the Recipient will provide the Disclosing Party with prompt notice of such obligation (if legally permissible) so that the Disclosing Party may seek an appropriate protective order or procedure if it elects to do so.

                  (g) Enthone agrees that it will not provide any Confidential Information to any of the organizations listed in Schedule O, except it may provide to * * * such Confidential Information to the extent required to enable * * * to manufacture Products in furtherance of this Agreement.

         9.3 Survival of Confidentiality. The confidentiality obligations under this Section 9 shall survive for a period of five (5) years following the termination or expiration of this Agreement.

                                    ARTICLE X
                          INTELLECTUAL PROPERTY RIGHTS

         10.1     Rights in Background Materials.

         Subject to Sections 2.2, 4.2 and 4.3 hereof, all right, title and interest in and to any Intellectual Property related to Products (i) owned, licensed or used by a party prior to the Effective Date of this Agreement, or
(ii) otherwise made, created or developed by or on behalf of a party outside the scope of this Agreement (hereafter referred to as "Background Materials"), shall remain the sole and exclusive property of such party or its licensors that owned, licensed or used such Background Materials (in the case of clause (i)) or made, created or developed such Background Materials (in the case of clause
(ii)).

         10.2     Rights in Intellectual Property Developed Under this
Agreement.

         The parties' rights to Intellectual Property and Materials developed pursuant to a Statement of Work under Article IV of this Agreement shall be governed by the following:

                  (a) Ownership of Jointly Developed Intellectual Property and Materials Rights. The parties' shall jointly own any jointly developed Intellectual Property and Materials including, without limitation, derivative works to the Technology or Products, without obligation to account to the other for use thereof, except as provided in this Agreement. In the event the Intellectual Property or Materials of one of the parties is used in any joint development project, the other party shall have rights to such Intellectual Property or Materials only to the extent such Intellectual Property or Materials is used in such development project.

                  (b) Ownership of Solely Developed Intellectual Property and Materials Rights. Subject to Sections 2.2, 4.2 and 4.3 hereof, all right, title and interest in and to any and all Intellectual Property and Materials pursuant to a Statement of Work under Article IV of this Agreement that are developed solely by one of the parties during the Term of this Agreement shall be owned solely by the developing party. Subject to Sections 2.2, 4.2 and 4.3 hereof, the developing party agrees that, during the Term of this Agreement, it shall grant to the other party a non-exclusive, non-transferable license to make and use Products using such Intellectual Property and Materials solely in furtherance of the purposes and intent of the Alliance. All such license grants under this Section 10.2(b) shall expire immediately upon the termination of this Agreement.

         10.3 Conflicts. In the event of any conflict between the provisions of this Article X and Section 2.2, 4.2 or 4.3 hereof, the provisions of Section 2.2, 4.2 and/or 4.3 hereof, as applicable, shall control.

                                   ARTICLE XI
                  INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

         11.1     Indemnification by ATMI.

                  (a) ATMI agrees to indemnify and hold harmless Enthone and its Affiliates, and any partner, principal, director, officer, consultant, contractor, employee or agent thereof (collectively, the "Enthone Parties"), from any and all liabilities, damages, costs and expenses, including reasonable attorneys' fees, to the extent incurred by any of the Enthone Parties as a result of ATMI's manufacture, sale or distribution of the Products, including any (i) representations or warranties relating to the Products made by ATMI to third parties without Enthone's written approval and (ii) alteration, repacking or modification of the Products without Enthone's written approval; provided, however, that ATMI's indemnification obligations under this Section 11.1 shall not apply to the extent that: (1) Enthone has an obligation to indemnify any ATMI Party pursuant to Section 11.2; or (2) any claim arises as a result of Enthone's actions or inactions related to manufacture.

                  (b) As a condition to the foregoing indemnities, the Enthone Party seeking indemnification shall provide ATMI with prompt written notice of such action or claim, and ATMI will have the right to control the defense and settlement of all such actions or claims with counsel of its own choosing.

         11.2     Indemnification by Enthone.

                  (a) Enthone agrees to indemnify and hold harmless ATMI and its Affiliates, and any partner, principal, director, officer, consultant, customer, contractor, employee or agent thereof (collectively, the "ATMI Parties"), from any and all liabilities, damages, costs and expenses, including reasonable attorneys' fees, to the extent incurred by any of the ATMI Parties as a result of any third party claim that any (i) Product, (ii) Technology or (iii) Material, in each case licensed or provided by Enthone to ATMI hereunder (items
(i) through (iii), collectively, "Enthone Indemnifiable Materials") infringes any Intellectual Property right of a third party, including but not limited to *
* *. Enthone will have no obligation to indemnify any of the ATMI Parties to the extent that (1) ATMI has an obligation to indemnify any Enthone Party pursuant to Section 11.1; or (2) such claim arises from any enhancement, alteration, modification or adaptation to, or derivative work of, or any specification for, the Enthone Indemnifiable Materials is made by any ATMI Party without Enthone's written consent.

                  (b) As a condition to the foregoing indemnities, the ATMI Party seeking indemnification shall provide Enthone with prompt written notice of such action or claim, and Enthone will have the right to control the defense and settlement of all such actions or claims with counsel of its own choosing.

         11.3 Indemnification by Manufacturer. Each of the parties agrees to indemnify and hold harmless the other party from any and all liabilities, damages, costs and expenses, including reasonable attorneys' fees, incurred by any of the ATMI Parties or Enthone Parties, as applicable, as a result of any claim arising out of such party's grossly negligent or reckless manufacture of the Products.

         11.4     Rectification.

         If any Enthone Indemnifiable Material becomes or, in Enthone's reasonable opinion, is likely to become subject to a claim of infringement within the scope of this Article XI, Enthone shall, at its expense, either:

                  (a) Modify the Enthone Indemnifiable Material so that it will become non-infringing; or

                  (b) Procure for ATMI the right to continue to use the Enthone Indemnifiable Material in the manner contemplated in this Agreement; or

                  (c) Substitute for any infringing material an equivalent with substantially similar material.

         11.5     Third Party Infringement.

                  (a) Each party shall promptly notify the other party in writing of suspected or actual infringement of any Intellectual Property related to the Products ("Infringement") and shall inform the other party of any evidence of such Infringement;

                  (b) If at any time during the Term of this Agreement, ATMI furnishes to Enthone reasonably convincing evidence of an infringement of Enthone's Intellectual Property related to the Products, Enthone shall take such reasonable action as it determines to be appropriate, in its sole discretion, to abate Infringement, including, without limitation, instituting suit for Infringement, instituting arbitration proceedings, or taking other action to abate the Infringement, with the costs and expenses of such action to be borne by Enthone. ATMI agrees to reasonably assist and cooperate with Enthone in such abatement action and may, at its option and expense, retain counsel of its own in connection with such action.

                  (c) If Enthone does not take action or abandons efforts to abate the Infringement, it shall give ATMI prompt written notice of such determination, and ATMI shall have the right to bring suit or take any other action it deems appropriate in its sole discretion to abate the Infringement and shall have the right for such purpose to join Enthone as a party plaintiff.

                  (d) The parties shall share any recovery of damages and other judgments resulting from all proceedings and other actions prosecuted and undertaken by Enthone to abate Infringement, in the same proportion as the parties have respectively suffered actual losses and damages resulting from the Infringement(s), provided that any such recovery of damages and other judgments shall first be allocated to compensate Enthone in respect of actual expenditures made by it in prosecuting and undertaking proceedings and other actions to abate the

Infringement. ATMI shall be entitled to retain, and except to compensate Enthone for expenses incurred by it as a result of ATMI joining Enthone as a party plaintiff, Enthone shall not share in, recoveries obtained by ATMI in prosecuting and undertaking proceedings and other actions to abate Infringement pursuant to Section 11.5(c).

         11.6     Limitation of Liability.

EXCEPT TO THE EXTENT AWARDED AGAINST A PARTY ENTITLED TO INDEMNITY UNDER THIS AGREEMENT IN CONNECTION WITH ANY THIRD PARTY CLAIM, NEITHER PARTY SHALL, IN ANY EVENT, BE LIABLE FOR ANY INDIRECT OR SPECULATIVE OR CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF USE, LOSS OF DATA, BUSINESS INTERRUPTIONS, AND LOSS OF INCOME OR PROFITS, IRRESPECTIVE OF WHETHER IT HAD AN ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES. NEITHER PARTY SHALL BE LIABLE FOR ANY THIRD PARTY CLAIMS, OTHER THAN AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT.

                                   ARTICLE XII
                           TRADE NAMES AND TRADEMARKS

         12.1     Use of Marks.

         All Products manufactured or sold pursuant to the Alliance shall be sold under the trademarks of both ATMI and Enthone. Except as provided herein, neither party will use any of the other party's names or marks in advertising or other promotional material or activity without first obtaining, for each proposed use, the owner's prior express written permission. The using party will, solely at its expense and prior to use of any of the other party's names or marks, make any and all reasonable changes, corrections or alterations to any such proposed material or activity which the owning party deems necessary or advisable.

         12.2     Title.

         Each party acknowledges the value of the other party's names and marks and the goodwill associated therewith and acknowledges that such goodwill is a property right belonging to that party and that that party is the owner of all trademarks, trade names and other rights in its names and marks. Nothing contained in this Agreement is intended as an assignment or grant to the other party of any right, title or interest in or to such names or marks and this Agreement does not confer any right to license, to grant sublicenses or permission to third parties to use any such names or marks.

         12.3     Trademark License.

                  (a) Enthone hereby grants to ATMI, upon the terms and conditions of this Agreement, the non-exclusive right and license to use those Enthone trademarks, including Viaform, related to the Products including those listed on Schedule I hereto (the "Enthone Trademarks"). Enthone reserves all rights to the Enthone Trademarks except as expressly granted herein to ATMI.

                  (b) All use of the Enthone Trademarks by ATMI under the terms of this Agreement shall inure to the benefit of Enthone in accordance with the terms of this Agreement. ATMI shall not question or attack, or knowingly perform any act which interferes with, Enthone's right, title and interest in and to the Enthone Trademarks.

                  (c) ATMI acknowledges that ATMI is not the owner of the Enthone Trademarks. ATMI acknowledges that, except as provided hereunder, ATMI does not have any right to license others to use the Enthone Trademarks and that Enthone may, in its sole and absolute discretion, use or license others to use the Enthone Trademarks, provided, that, such use or license of the Enthone Trademarks shall not limit ATMI's rights or otherwise restrict ATMI's ability to meet its obligations under this Agreement.

                  (d) Subject to the terms and conditions of this Agreement, the license granted to ATMI under Section 12.3(a) is a royalty-free right and license to use the Enthone Trademarks in furtherance of its obligations under this Agreement.

                  (e) ATMI agrees that the quality of the Products sold by ATMI from a second source using the Enthone Trademarks, which second source was chosen by ATMI, shall be reasonably satisfactory to Enthone. ATMI agrees, upon the reasonable request of Enthone, to submit to Enthone samples of the products sold using the Enthone Trademarks for the purpose of determining compliance herewith.

                  (f) ATMI agrees that in connection with the use of the Enthone Trademarks by ATMI it shall include an appropriate designation that the Enthone Trademarks are trademarks by using the appropriate trademark symbol.

                                  ARTICLE XIII
                              TERM AND TERMINATION

         13.1     Term of Agreement.

                  (a) This Agreement will commence as of the Effective Date and remain in effect for a period of ten years following the Effective Date unless extended by amendment or in accordance with the provisions of this
Article XIII, or terminated in accordance with the terms of this Agreement (the "Term").

                  (b) If, on the tenth anniversary of the Effective Date and each subsequent anniversary of the Effective Date, the ATMI exclusivity metrics set forth on Schedule J hereto (the "ATMI Exclusivity Metrics") are met, the Agreement will automatically be extended for a period of one year, provided that ATMI shall be deemed to have met such ATMI Exclusivity Metrics if ATMI's failure to do so is the result of Enthone's act or failure to act in accordance with its obligation under this Agreement, or material breach. Subject to the provisions of this Section 13.1(b) and Section 13.4 (b), if, as of the tenth anniversary of the Effective Date or any subsequent anniversary of the Effective Date, ATMI does not meet the ATMI Exclusivity Metrics, Enthone may terminate this Agreement upon thirty (30) days of such determination.

         13.2     Termination.

         The following rights to terminate this Agreement are in addition to the rights a party may have to terminate this Agreement as set forth elsewhere in this Agreement:

                  (a) If either party defaults in the performance of any material obligation hereunder or materially breaches any representation or warranty hereunder and such default or breach has a material adverse effect on the Alliance, the non-defaulting or non-breaching party may terminate this Agreement by written notice specifying the default or breach, which termination will become effective thirty (30) days after the delivery of notice to the defaulting or breaching party, unless during such thirty (30) day period the default or breach will have been cured by the defaulting or breaching party.

                  (b) Either party may terminate this Agreement immediately upon giving written notice to the other party if the other party is adjudicated as bankrupt, becomes insolvent, suffers permanent or temporary court-appointed receivership of substantially all of its property, makes a general assignment for the benefit of creditors, or suffers the filing of a voluntary or involuntary bankruptcy petition, in each case with respect to an involuntary proceeding that is not dismissed within forty-five (45) days after filing or commencement.

                  (c) Either party (the "Non-Changing Party") may terminate this Agreement upon thirty (30) days notice to the other party upon the occurrence of a "Change of Control" with respect to the other party after the Effective Date which involves a Competitor, as defined in Schedule K, of the Non-Changing Party; provided that such notice must be received within thirty
(30) days of the occurrence of such Change of Control. For purposes hereof, a "Change of Control" means the occurrence of any one or more of the following:
(A) a merger or consolidation involving a party in which such party's shareholders or equity owners immediately prior to such merger or consolidation do not in the aggregate own at least a majority equity interest and a majority of the voting capital stock or interests in the surviving entity (if such party is a constituent corporation in such merger or consolidation) immediately following the consummation of such merger or consolidation,; (B) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of a party; or (C) any transaction, circumstance or event that would result in any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable), together with all affiliates and associates (as each such term is defined in Rule 12b-2 under the Exchange Act) thereof, acquiring direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the equity interests or more than 50% of the voting capital stock or interests of a party.

                  (d) ATMI may terminate this Agreement at its sole discretion upon twelve (12) months written notice to Enthone.

         13.3     Responsibilities Upon Termination.

         Upon termination of this Agreement for any reason, except as provided under Section 13.4, each party will immediately:

                  (a) cease holding itself out in any manner as an Alliance party with the other party except as may be provided in a separate written agreement between the parties;

                  (b) discontinue any and all use of trade names and/or trademarks authorized for use under this Agreement; and

                  (c) return to the other party or destroy the Confidential Information disclosed by the other party in its possession and, if such Confidential Information is destroyed, such destruction will immediately be certified in writing by a senior officer of that party.

         Notwithstanding any provision of this Agreement to the contrary, each party shall have the right to retain any summaries, analyses, notes or extracts prepared by it, which are based on or contain portions of the Confidential Information disclosed by the other party as evidence of this Agreement, as may be required by law, regulation or reasonable business practices, provided, however, that each party shall remain subject to the restrictions set forth in
Article IX hereof with respect to such Confidential Information.

         13.4     Rights Upon Termination or Expiration.

                  (a) Notwithstanding any provision of this Agreement to the contrary, upon expiration or termination of this Agreement for any reason,
Section 2.2(a)(ii) survives. If this Agreement is terminated by ATMI pursuant to Sections 13.2 (a), (b) or (c), the exclusivity under the Exclusive License granted to ATMI under Section 2.2(a)(i) shall remain in effect for a period of ten (10) years following the Effective Date.

                  (b) Notwithstanding any provision of this Agreement to the contrary, upon expiration or termination of this Agreement for any reason, Sections 2.2(b)(i) and (ii) survive, and:

                  (i) If this Agreement is terminated by ATMI pursuant to Sections 13.2(a), (b), or (c), Enthone shall sell Viaform ECD to ATMI at a price that is the lowest price charged to any customer (excluding any original equipment manufacturers or other technology development partners which do not commercialize Viaform ECD), distributor or affiliate (collectively "Customers") for similar quantities of Viaform ECD regardless of any special terms, conditions, rebates or allowances of any nature; provided, that, if there are no comparable Customers for Viaform ECD, then the price charged to ATMI for Viaform ECD shall be the lesser of (x) a thirty-five percent (35%) discount to the applicable list price at the time of termination of this Agreement, and (y) the lowest price charged to any customer for similar quantities of Viaform ECD regardless of any special terms, conditions, rebates or allowances of any nature;

                  (ii) If this Agreement is terminated by Enthone pursuant to Section 13.2(a) (not including ATMI's failure to meet the ATMI Exclusivity Metrics), (b), or (c), or by ATMI pursuant to Section 13.2(d), then Enthone shall sell Viaform ECD to ATMI at a price that shall be the lesser of (x) a thirty-five percent (35%) discount to the applicable list price at the time of termination of this Agreement, and (y) a twenty percent (20%) discount to the average net selling price as determined in accordance with Section 3.2(a) but average net selling price shall be based on Enthone's average net selling price and not ATMI's average net selling price;

                  (iii) If this Agreement is terminated or expires for any reason other than those listed in Sections 13.4(b)(i) or (ii) above, Enthone shall sell Viaform ECD to ATMI at a price that is the lowest price charged to any Customer for similar quantities of Viaform ECD regardless of any special terms, conditions, rebates or allowances of any nature; provided, that, if there are no comparable Customers for Viaform ECD, then the price charged to ATMI for Viaform ECD shall be the lesser of (x) a thirty-five percent (35%) discount to the applicable list price at the time of termination of this Agreement, and (y) the lowest price charged to any Customer for similar quantities of Viaform ECD regardless of any special terms, conditions, rebates or allowances of any nature; and

                  (iv) In the event ATMI after termination or expiration transfers the Technology to a Competitor as defined in Schedule K, the Enthone pricing obligations under Sections 13(b)(i), (ii), and (iii) shall terminate.

                  (c) ATMI and its designee shall have the right to have Enthone's records inspected and audited to ensure compliance with this provision. If Enthone is found not to be complying with Section 13.4(b), Enthone shall reimburse ATMI for all costs associated with the audit, along with any discrepancies discovered within thirty (30) days after the completion of the audit. If a discrepancy is discovered, the other party shall make payment within thirty (30) days, and if the discrepancy exceeds five percent (5%) in favor of the party being audited, the party being audited shall pay the reasonable cost of the audit.

                  (d)      * * *

                  (e) Except as otherwise provided in this Agreement, the rights and obligations of the parties under this Agreement that have accrued or have been incurred prior to the effective date of expiration or termination shall continue in full force and effect notwithstanding the termination or expiration of this Agreement. In addition, the termination of this Agreement shall not affect a party's rights or remedies in respect of the other party's breach of this Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Jurisdiction; Waiver of Jury Trial. The parties hereby agree that service of any process, summons, notice or documents by registered mail to the address set forth in Section 14.12 shall be effective service of process for any action, suit or proceeding brought against a party in such court. The parties irrevocably and unconditionally waive any right to trial by a jury.

         14.2     Certain Bankruptcy Code Provisions.

         The parties hereto agree that the rights granted to ATMI hereunder, including, without limitation, the License, are rights in "intellectual property" within the scope of Section 101 of the United States Bankruptcy Code, as amended (the "Code"), and ATMI shall have any and all other rights with respect thereto provided under Section 365(n) of the Code. In the event of a case under the Code involving Enthone as a debtor, in addition to any other right or remedy Enthone may have hereunder or under applicable law or otherwise, Enthone or any trustee for Enthone or its assets shall, at ATMI's written request, deliver to ATMI or the Person designated by ATMI a copy of all embodiments of Intellectual Property rights reasonably necessary for ATMI to exercise its rights in relation to Viaform ECD and Technology.

         14.3     Waivers; Consents.

         No waiver by ATMI or Enthone of any of the terms, conditions, covenants or agreements of this Agreement, or non-compliance therewith, shall be binding unless in writing and signed by the party to be charged, and no such waiver shall be deemed or taken as a waiver at any time thereafter of the same or any other term, condition, covenant or agreement herein contained, nor of the strict and prompt performance thereof. No failure or delay on the part of either party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies the parties may have at law or in equity or otherwise, except as otherwise set forth in this Agreement.

         14.4     Costs.

         Each party will pay its own costs and expenses incident to the negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with including the fees, expenses and disbursements of its counsel and all marketing expenses, except as otherwise expressly specified in this Agreement].

         14.5     Modifications and Amendments.

         This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto.

         14.6     Severability.

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         14.7     No Exclusivity of Alliance.

         Subject to the provisions of this Agreement (including, without limitation, the exclusivity provisions relating to the License as set forth in
Section 2.2 hereof), the Alliance is non-exclusive and will not be construed to imply an exclusive arrangement between the parties, and each party is free to enter into alliances with other parties so long as the terms of such alliances do not contravene the terms and conditions of this Agreement.

         14.8 Disclosure of Alliance Relationship. Except as required by a party, in its reasonable discretion, to allow such party to fully leverage the Products in the marketplace, any public announcement or disclosure relating to this Agreement (or the terms hereof) or the Alliance shall be made only upon mutual agreement of the parties. The parties agree that this restriction shall not apply to any disclosures required by applicable law or to the extent required to allow ATMI or Enthone to effectively leverage its right to make, use and sell the Products.

         14.9     Survival.

         The following sections will survive and remain in effect beyond any expiration or termination of this Agreement for the period set forth in such section or if no such period is stated in such section, indefinitely: Sections
2.2 (subject to Section 13.4), 3.1(a)(i) and (ii), 3.1(c), 3.1(d), 3.4, 5.1(c),
5.1(d), 13.3, 13.4 and Articles IX, X, XI, XII and XIV.

         14.10    Choice of Law.

         This Agreement is governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflict of laws principles.

         14.11    Construction of Agreement.

         This Agreement has been negotiated by the respective parties hereto and their legal counsel and the language hereof will not be construed for or against any party. The Article and Section headings used or contained in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement. References herein to Articles, Sections or Schedules mean and refer to Articles and Sections of, and Schedules to, this Agreement, unless otherwise specified. Words in the singular include the plural, and words in the plural include the singular. Words in the masculine gender include the neuter and feminine genders, words in the feminine gender include the neuter and masculine genders and words in the neuter gender include the masculine and feminine genders.

         14.12    Notices.

         All notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be (w) personally delivered, (x) mailed by first-class, registered or certified mail, postage fully prepaid, or (y) sent by recognized overnight courier, addressed as follows (or as either party may hereafter provide by notice to the other party):

                           if to Enthone:

                                    Enthone Inc.
                                    350 Frontage Road
                                    West Haven, CT 06516
                                    Attention: President
                                    Telephone Number: (203) 934-8611
                                    Facsimile Number: (203) 932-5061

                           With a copies to:

                                    Cookson Electronics
                                    225 Foxborough Boulevard
                                    Suite 150
                                    Foxborough, MA 02035
                                    Attention: General Counsel
                                    Telephone Number: (508) 541-5800
                                    Facsimile Number: (508) 541-5877

                                    Adler Pollock & Sheehan P.C.
                                    2300 Financial Plaza
                                    Providence, RI 02903
                                    Attention: William S. Gorgone, Esq.
                                    Telephone Number: (401) 274-7200
                                    Facsimile Number: (401) 751-0604

                           if to ATMI:

                                    Advanced Technology Materials, Inc.
                                    7 Commerce Drive
                                    Danbury, CT  06810
                                    Attention:  Chief Legal Officer
                                    Telephone Number: (203) 794-1100
                                    Facsimile Number: (203) 797-2544

         Notice shall be considered duly given (i) on the day when delivered personally, (ii) five (5) business days after the date on which mailed by first class, registered or certified mail, postage fully prepaid, (iii) on the business day immediately succeeding the day on which notice is sent by recognized overnight courier, and (iv) on the business day when sent by facsimile, provided receipt of such transmission is confirmed orally on such day.

         14.13    Assignment.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether consensually, non-consensually, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party, provided that either party may assign this Agreement and all related rights, interest or obligations hereunder to a successor-in-interest as result of a merger by operation of law except as otherwise expressly provided herein. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         14.14    No Joint Venture or Partnership.

         Except as expressly stated in this Agreement, nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between ATMI and Enthone. Neither party will have the power to control the activities and operations of or contractually bind or commit the other party and their status with respect to one another is that of independent contractors.

         14.15    Specific Performance.

         Each party (individually the "Breaching Party") recognizes that the other party (the "Non-Breaching Party") will suffer great and irreparable harm as a result of the breach by the Breaching Party of any covenant or agreement to be performed or observed by the Breaching Party under this Agreement other than the covenants to make monetary payments, and, whether such breach occurs before or after the termination of this Agreement, the Breaching Party acknowledges that the Non-Breaching Party shall be entitled to apply for and receive from any court of competent jurisdiction a temporary restraining order, preliminary injunction and permanent injunction, without any necessity of proving damages or any requirements for the posting of a bond or other security, enjoining the Breaching Party from further breach of this Agreement or further infringement or impairment of the Non-Breaching Party's rights in and to the Intellectual Property rights in the Products. Such relief shall be in addition to and not in substitution of any other remedies available to the Non-Breaching Party pursuant to this Agreement or otherwise.

         14.16    Further Assurances.

         Each party hereby agrees from time to time to execute, deliver and file such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations consistent with this Agreement and to take any and all such other actions as reasonably requested by the other party hereto to carry out the terms and intent hereof.

         14.17    Execution of Counterparts.

         This Agreement may be executed in one or more counterparts, each of which will be considered an original counterpart and will become a binding agreement when each party will have executed and delivered to the other party one counterpart.

         14.18    Entire Agreement.

         This Agreement, including the Schedules and Exhibits hereto which are incorporated herein by reference, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         14.19    Force Majeure.

         Neither party nor any of its respective Affiliates shall be liable for failure to fulfill any of its obligations under this Agreement, when such failure or delay is due to force majeure and without the fault or negligence of the party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the party, including, without limitation: acts of God; acts, regulations or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, earthquake or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. If for any of the reasons set forth above, a party or any of its Affiliates shall be unable to fulfill its obligations under this Agreement as a result of an event of force majeure, such party shall immediately notify the other of such inability and of the period during which such inability is expected to continue.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

                                  ADVANCED TECHNOLOGY MATERIALS, INC.

                                  By: ______________________________________

                                  Name: ____________________________________

                                  Title: ___________________________________

                                  ENTHONE INC.

                                  By: ______________________________________

                                  Name: ____________________________________

                                  Title: ___________________________________